Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:	Greg MacLeod
404-685-4194
gbmacleo@southernco.com
July 30, 2026
Southern Company reports second-quarter 2026 earnings
ATLANTA – Southern Company today reported second-quarter earnings of $1.2 billion, or $1.03 per share, in 2026 compared with earnings of $0.9 billion, or $0.80 per share, in the second quarter of 2025. For the six months ended June 30, 2026, Southern Company reported earnings of $2.5 billion, or $2.24 per share, compared with $2.2 billion, or $2.01 per share, for the same period in 2025.
Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.3 billion, or $1.13 per share, during the second quarter of 2026, compared with $1.0 billion, or $0.92 per share, during the second quarter of 2025. For the six months ended June 30, 2026, excluding these items, Southern Company earned $2.8 billion, or $2.46 per share, compared with $2.4 billion, or $2.15 per share, for the same period in 2025.

Non-GAAP Financial Measures	Three Months Ended June		Year-To-Date June
Net Income – Excluding Items (in millions)	2026	2025	2026	2025
Net Income – As Reported	$1,174	$880	$2,531	$2,214
Less:
Accelerated Depreciation from Repowering	(143)	(40)	(296)	(65)
Tax Impact	32	9	66	14
Loss on Extinguishment of Debt	—	(129)	(11)	(129)
Tax Impact	—	32	3	32
Estimated Loss on Nicor Gas Capital Investments	(8)	—	(10)	—
Tax Impact	2	—	2	—
Estimated Loss on Plants Under Construction	—	(2)	—	(4)
Tax Impact	(4)	(4)	(4)	(3)
Disposition Impacts	(2)	—	(2)	—
Tax Impact	8	—	8	—
Net Income – Excluding Items	$1,289	$1,014	$2,775	$2,369
Average Shares Outstanding – (in millions)	1,137	1,101	1,130	1,100
Basic Earnings Per Share – Excluding Items	$1.13	$0.92	$2.46	$2.15
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the second quarter of 2026, as compared with the same period in 2025, were investment in state-regulated utilities, customer usage and growth, higher earnings from equity method investments and lower income taxes, partially offset by higher interest expense.
Second-quarter 2026 operating revenues were $6.98 billion, compared with $6.97 billion for the second quarter of 2025, an increase of 0.1%. For the six months ended June 30, 2026, operating revenues were $15.4 billion, compared with $14.7 billion for the corresponding period in 2025, an increase of 4.2%.
“Southern Company’s strong performance reflects the strength of our customer-focused approach to serving growth,” said Chris Womack, chairman, president and CEO of Southern Company. “Across the Southeast, extraordinary economic development momentum and demand for power continue to create meaningful opportunities for the customers and communities we are privileged to serve. We are investing responsibly and planning for the long term to serve new and existing customers while keeping reliability and rate stability at the center of our work. Our approach is designed to protect customers today, create lasting value for the people and places we serve and ensure that when growth is done right, everyone benefits.”
Southern Company’s second-quarter earnings slides with supplemental financial information are available at investor.southerncompany.com.
Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer David P. Poroch will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.
About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy solutions provider with national capabilities, a fiber optics network and telecommunications services. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success, driven by our nearly 30,000 employees dedicated to delivering exceptional service. To learn more, visit www.southerncompany.com.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning plans to serve projected future growth and the potential benefits thereof. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state legal and regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws, regulations and guidance; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas, including uncertainties related to projected significant growth in electricity demand driven primarily by data centers and other large load customers, and the related requirement for substantial new generation and transmission investments, creating capital access and revenue recovery risks for the traditional electric operating companies; customer affordability matters; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation and trade policies (including tariffs and other trade measures) of the United States and other countries, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, challenges related to future epidemic or pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in interest rates or as a result of project delays; legal proceedings and regulatory approvals and actions related to past, ongoing, and proposed construction projects, including state public service commission or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and U.S. Nuclear Regulatory Commission actions; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds and, with respect to retiree benefit plans, changes in actuarial assumptions and differences between the assumptions and actual values, any of the foregoing of which could cause additional funding requirements; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and the impact of advancing technology on data center and other large load customer demand; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants, and fuel and other cost recovery mechanisms; the ability to successfully operate Southern Company’s electric utilities’ generation, transmission, distribution, and battery energy storage facilities, as applicable, and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating nuclear generating facilities; the inherent risks involved in generation, transmission, and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases, and other environmental risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, or interests therein, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the United States and other countries, interest rate fluctuations, and financial market conditions, and the results of financing efforts; prolonged or recurring U.S. federal government shutdowns; access to capital markets and other financing sources; changes in Southern Company’s and any of its subsidiaries’ credit ratings; the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, including wildfires, land movement, earthquakes, explosions, floods, high winds, tornadoes, hurricanes and other storms, solar flares, droughts, future epidemic or pandemic health events, wars, political unrest, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

###

Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended June		Year-To-Date June
Net Income – As Reported	2026	2025	2026	2025
Traditional Electric Operating Companies	$1,269	$1,047	$2,382	$2,073
Southern Power	(25)	51	(22)	138
Southern Company Gas	126	106	573	524
Total	1,370	1,204	2,933	2,735
Parent Company and Other	(196)	(324)	(402)	(521)
Net Income – As Reported	$1,174	$880	$2,531	$2,214

Basic Earnings Per Share(1)	$1.03	$0.80	$2.24	$2.01
Average Shares Outstanding	1,137	1,101	1,130	1,100

Non-GAAP Financial Measures	Three Months Ended June		Year-To-Date June
Net Income – Excluding Items	2026	2025	2026	2025
Net Income – As Reported	$1,174	$880	$2,531	$2,214
Less:
Accelerated Depreciation from Repowering(2)	(143)	(40)	(296)	(65)
Tax Impact	32	9	66	14
Loss on Extinguishment of Debt(3)	—	(129)	(11)	(129)
Tax Impact	—	32	3	32
Estimated Loss on Nicor Gas Capital Investments(4)	(8)	—	(10)	—
Tax Impact	2	—	2	—
Estimated Loss on Plants Under Construction(5)	—	(2)	—	(4)
Tax Impact	(4)	(4)	(4)	(3)
Disposition Impacts(6)	(2)	—	(2)	—
Tax Impact	8	—	8	—
Net Income – Excluding Items	$1,289	$1,014	$2,775	$2,369

Basic Earnings Per Share – Excluding Items	$1.13	$0.92	$2.46	$2.15
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $0.79 for the three and six months ended June 30, 2026, respectively, and $2.23 and $2.00 for the three and six months ended June 30, 2025, respectively.
(2)Earnings include pre-tax charges of $143 million ($111 million after tax) and $296 million ($230 million after tax) for the three and six months ended June 30, 2026, respectively, and $40 million ($31 million after tax, net of noncontrolling interest impacts) and $65 million ($51 million after tax, net of noncontrolling interest impacts) for the three and six months ended June 30, 2025, respectively, associated with accelerated depreciation and decommissioning costs related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation and decommissioning costs associated with the replacement of equipment will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At June 30, 2026, the remaining pre-tax accelerated depreciation and decommissioning costs are projected to total approximately $205 million in 2026 and $120 million in 2027.
(3)Earnings include costs associated with the extinguishment of debt at Southern Company totaling $11 million ($8 million after tax) for the six months ended June 30, 2026, as a result of Southern Company's redemption of certain junior subordinated notes, and $129 million ($97 million after tax) for the three and six months ended June 30, 2025, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three and six months ended June 30, 2026 include an estimated loss of $8 million ($6 million after tax) and $10 million ($8 million after tax), respectively, at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2026 and 2025 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(6)Earnings for the three and six months ended June 30, 2026 include a state income tax refund of $9 million ($7 million after federal tax) at Southern Company Gas associated with the 2018 disposition of Elizabethtown Gas, partially offset by related contingency fee expenses of $2 million ($1 million after tax) incurred in connection with obtaining the refund. Additional income tax refunds related to past dispositions may occur in the future; however, the amount and timing are uncertain.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-To-Date June
	2026	2025	Change	2026	2025	Change
Earnings Per Share –
As Reported(1)	$1.03	$0.80	$0.23	$2.24	$2.01	$0.23

Significant Factors:
Traditional Electric Operating Companies			$0.20			$0.28
Southern Power			(0.07)			(0.15)
Southern Company Gas			0.02			0.04
Parent Company and Other			0.12			0.12
Increase in Shares			(0.04)			(0.06)
Total – As Reported			$0.23			$0.23

	Three Months Ended June			Year-To-Date June
Non-GAAP Financial Measures	2026	2025	Change	2026	2025	Change
Earnings Per Share –
Excluding Items	$1.13	$0.92	$0.21	$2.46	$2.15	$0.31

Total – As Reported			$0.23			$0.23
Less:
Accelerated Depreciation from Repowering(2)			(0.07)			(0.16)
Loss on Extinguishment of Debt(3)			0.09			0.08
Estimated Loss on Nicor Gas Capital Investments(4)			—			(0.01)
Estimated Loss on Plants Under Construction(5)			—			0.01
Disposition Impacts(6)			—			—
Total – Excluding Items			$0.21			$0.31
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $0.79 for the three and six months ended June 30, 2026, respectively, and $2.23 and $2.00 for the three and six months ended June 30, 2025, respectively.
(2)Earnings include pre-tax charges of $143 million ($111 million after tax) and $296 million ($230 million after tax) for the three and six months ended June 30, 2026, respectively, and $40 million ($31 million after tax, net of noncontrolling interest impacts) and $65 million ($51 million after tax, net of noncontrolling interest impacts) for the three and six months ended June 30, 2025, respectively, associated with accelerated depreciation and decommissioning costs related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation and decommissioning costs associated with the replacement of equipment will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At June 30, 2026, the remaining pre-tax accelerated depreciation and decommissioning costs are projected to total approximately $205 million in 2026 and $120 million in 2027.
(3)Earnings include costs associated with the extinguishment of debt at Southern Company totaling $11 million ($8 million after tax) for the six months ended June 30, 2026, as a result of Southern Company's redemption of certain junior subordinated notes, and $129 million ($97 million after tax) for the three and six months ended June 30, 2025, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three and six months ended June 30, 2026 include an estimated loss of $8 million ($6 million after tax) and $10 million ($8 million after tax), respectively, at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2026 and 2025 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(6)Earnings for the three and six months ended June 30, 2026 include a state income tax refund of $9 million ($7 million after federal tax) at Southern Company Gas associated with the 2018 disposition of Elizabethtown Gas, partially offset by related contingency fee expenses of $2 million ($1 million after tax) incurred in connection with obtaining the refund. Additional income tax refunds related to past dispositions may occur in the future; however, the amount and timing are uncertain.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended June 2026 vs. 2025	Year-To-Date June 2026 vs. 2025

Retail Sales	5¢	10¢

Retail Revenue Impacts	(1)	(1)

Weather	—	(5)

Wholesale and Other Operating Revenues	1	4

Non-Fuel Operations and Maintenance Expenses(1)	1	3

Depreciation and Amortization	(1)	—

Allowance for Equity Funds Used During Construction	4	9

Interest Expense and Other	3	(1)

Income Taxes	8	9

Total Traditional Electric Operating Companies	20¢	28¢

Southern Power	—	2

Southern Company Gas	2	5

Parent Company and Other	3	3

Increase in Shares	(4)	(7)

Total Change in EPS (Excluding Items)	21¢	31¢

Accelerated Depreciation from Repowering(2)	(7)	(16)

Loss on Extinguishment of Debt(3)	9	8

Estimated Loss on Nicor Gas Capital Investments(4)	—	(1)

Estimated Loss on Plants Under Construction(5)	—	1

Disposition Impacts(6)	—	—

Total Change in EPS (As Reported)	23¢	23¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings include pre-tax charges of $143 million ($111 million after tax) and $296 million ($230 million after tax) for the three and six months ended June 30, 2026, respectively, and $40 million ($31 million after tax, net of noncontrolling interest impacts) and $65 million ($51 million after tax, net of noncontrolling interest impacts) for the three and six months ended June 30, 2025, respectively, associated with accelerated depreciation and decommissioning costs related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation and decommissioning costs associated with the replacement of equipment will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At June 30, 2026, the remaining pre-tax accelerated depreciation and decommissioning costs are projected to total approximately $205 million in 2026 and $120 million in 2027.
(3)Earnings include costs associated with the extinguishment of debt at Southern Company totaling $11 million ($8 million after tax) for the six months ended June 30, 2026, as a result of Southern Company's redemption of certain junior subordinated notes, and $129 million ($97 million after tax) for the three and six months ended June 30, 2025, as a result of Southern Company's repurchase of certain convertible senior notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three and six months ended June 30, 2026 include an estimated loss of $8 million ($6 million after tax) and $10 million ($8 million after tax), respectively, at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings include income tax charges of $4 million for the three and six months ended June 30, 2026 and 2025 related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to changes in the State of Georgia corporate tax rate. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and six months ended June 30, 2025 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.
(6)Earnings for the three and six months ended June 30, 2026 include a state income tax refund of $9 million ($7 million after federal tax) at Southern Company Gas associated with the 2018 disposition of Elizabethtown Gas, partially offset by related contingency fee expenses of $2 million ($1 million after tax) incurred in connection with obtaining the refund. Additional income tax refunds related to past dispositions may occur in the future; however, the amount and timing are uncertain.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended June			Year-To-Date June
	2026	2025	Change	2026	2025	Change
	(in millions)			(in millions)
Retail electric revenues:
Fuel	$1,063	$1,139	$(76)	$2,320	$2,356	$(36)
Non-fuel	3,682	3,619	63	7,065	7,002	63
Wholesale electric revenues	699	681	18	1,664	1,425	239
Other electric revenues	242	220	22	507	463	44
Natural gas revenues	966	979	(13)	3,157	2,818	339
Other revenues	325	335	(10)	661	684	(23)
Total operating revenues	6,977	6,973	4	15,374	14,748	626
Fuel and purchased power	1,342	1,376	(34)	3,076	2,918	158
Cost of natural gas	177	255	(78)	1,103	929	174
Cost of other sales	176	167	9	357	366	(9)
Non-fuel operations and maintenance	1,705	1,685	20	3,359	3,305	54
Depreciation and amortization	1,434	1,323	111	2,854	2,608	246
Taxes other than income taxes	367	403	(36)	831	848	(17)
Total operating expenses	5,201	5,209	(8)	11,580	10,974	606
Operating income	1,776	1,764	12	3,794	3,774	20
Allowance for equity funds used during construction	128	80	48	248	153	95
Earnings from equity method investments	86	10	76	136	43	93
Interest expense, net of amounts capitalized	796	874	(78)	1,573	1,588	(15)
Other income (expense), net	181	162	19	336	310	26
Income taxes	187	289	(102)	414	569	(155)
Net income	1,188	853	335	2,527	2,123	404
Net income (loss) attributable to noncontrolling interests	14	(27)	41	(4)	(91)	87
Net income attributable to Southern Company	$1,174	$880	$294	$2,531	$2,214	$317
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended June				Year-To-Date June
	2026	2025	% Change	Weather Adjusted % Change	2026	2025	% Change	Weather Adjusted % Change
	(in millions)				(in millions)
Kilowatt-Hour Sales

Total Sales	51,793	49,858	3.9%		101,985	98,344	3.7%

Total Retail Sales	37,967	37,194	2.1%	2.3%	74,568	73,636	1.3%	2.3%
Residential	11,388	11,565	(1.5)%	(0.7)%	23,509	24,198	(2.8)%	0.1%
Commercial	13,770	12,836	7.3%	7.4%	26,114	24,688	5.8%	6.0%
Industrial	12,682	12,668	0.1%	—%	24,686	24,492	0.8%	0.7%
Other	127	125	2.3%	2.3%	259	258	0.2%	0.2%

Total Wholesale Sales	13,826	12,664	9.2%	N/A	27,417	24,708	11.0%	N/A

					Period Ended June
					2026	2025	% Change
					(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers					9,000	8,941	0.7%
Traditional Electric Operating Companies					4,612	4,568	1.0%
Southern Company Gas					4,388	4,373	0.3%

Southern Company
Financial Overview
As Reported

	Three Months Ended June			Year-To-Date June
	2026	2025	% Change	2026	2025	% Change
	(in millions)			(in millions)
Southern Company –
Operating Revenues	$6,977	$6,973	0.1%	$15,374	$14,748	4.2%
Earnings Before Income Taxes	1,375	1,142	20.4%	2,941	2,692	9.2%
Net Income Available to Common	1,174	880	33.4%	2,531	2,214	14.3%

Alabama Power –
Operating Revenues	$1,963	$1,968	(0.3)%	$4,055	$3,980	1.9%
Earnings Before Income Taxes	572	496	15.3%	1,125	981	14.7%
Net Income Available to Common	437	381	14.7%	862	755	14.2%

Georgia Power –
Operating Revenues	$3,133	$3,110	0.7%	$6,276	$6,148	2.1%
Earnings Before Income Taxes	930	843	10.3%	1,644	1,538	6.9%
Net Income Available to Common	779	607	28.3%	1,408	1,204	16.9%

Mississippi Power –
Operating Revenues	$403	$400	0.8%	$875	$821	6.6%
Earnings Before Income Taxes	68	76	(10.5)%	146	148	(1.4)%
Net Income Available to Common	52	59	(11.9)%	112	114	(1.8)%

Southern Power –
Operating Revenues	$535	$546	(2.0)%	$1,216	$1,113	9.3%
Earnings (Loss) Before Income Taxes	(88)	22	N/M	(173)	44	N/M
Net Income (Loss) Available to Common	(25)	51	N/M	(22)	138	N/M

Southern Company Gas –
Operating Revenues	$966	$979	(1.3)%	$3,157	$2,818	12.0%
Earnings Before Income Taxes	158	139	13.7%	749	686	9.2%
Net Income Available to Common	126	106	18.9%	573	524	9.4%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.